JOINDER AGREEMENT

This Joinder Agreement confirms the understanding of Eos Petro, Inc. (“Eos”), 1975 Babcock, LLC (“Babcock”), Vatsala Sharma (“Sharma”) and Vicki Rollins (“Rollins”) as follows:

(i) Rollins is hereby made a party to that certain Consent, Subordination and Intercreditor Agreement, dated August 2, 2012, (the “Subordination Agreement”) between Eos, Babcock and Sharma;

(ii) where necessary and applicable, the Subordination Agreement shall be read to include and reference Rollins in the same manner as Sharma, such that Rollins shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Subordination Agreement in the same manner as Sharma;

(iii) Rollins agrees that her existing loan to Eos and her security interest in its assets shall be subordinated to Babcock’s loan (made pursuant to that certain Loan Agreement and Secured Promissory Note, dated August 2, 2012), and Babcock’s related security interest in Eos’ assets;

(iv) Rollins and Sharma agree that they will share a subordinated, second priority security interest in Eos’ assets (i.e. they will stand in the same position in terms of priority of their loans and security interests);

(v) Rollins agrees to be fully bound by, and subject to, all of the other covenants, terms and conditions of the Subordination Agreement; and

(vi) this Joinder Agreement may be executed in counterparts and signatures received by electronic transmission shall have the same effect as original signatures.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of September 26, 2012.

/s/ Vicki Rollins	/s/ Vatsala Sharma
Vicki Rollins, an individual	Vatsala Sharma, an individual

1975 BABCOCK, LLC,	EOS PETRO, INC.,
a Texas limited liability company	a Delaware corporation

By:	/s/ John Roberts	By:	/s/ Nikolas Konstant
Name:	John Roberts	Name:	Nikolas Konstant
Title:		Title:	Chairman